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                                                                    EXHIBIT 4.1

                                 AMENDMENT NO. 1
                                       and
                                  WAIVER NO. 1
                                       to
                                CREDIT AGREEMENT


         AMENDMENT NO. 1 and WAIVER NO. 1 (this "AMENDMENT"), dated as of December 11, 2000, to the Credit Agreement (the "CREDIT AGREEMENT"), dated as of September 18, 2000, by and between META GROUP, INC., a Delaware corporation (the "BORROWER") and THE BANK OF NEW YORK (the "BANK").


                                    RECITALS
                                    --------

            A. Capitalized terms used herein which are defined in the Credit Agreement shall have the meanings therein defined.

            B. The Borrower has requested that the Bank waive violations of certain covenants which have occurred prior to the date hereof, and, subject to the terms and conditions set forth herein, the Bank is willing to agree to the foregoing.

            In consideration of the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, it is agreed as follows:

      I.    Amendment
            ---------

            1. Section 1.1 of the Credit Agreement is amended by amending, in its entirety, the definition of "APPLICABLE MARGIN" as follows:

                  "APPLICABLE  MARGIN":   with  respect  to  the  unpaid
      principal balance of Revolving Credit Loans or the Term Loan, as the case may be (i) consisting of LIBOR Advances, 1.75%, and (ii) consisting of ABR Advances, 0.00%.

      II.   Waivers
            -------

            1. Compliance with the provisions of Section 7.11(b) of the Credit Agreement is waived with respect to the fiscal quarter ended on September 30, 2000, provided that the Fixed Charge Coverage Ratio as of such date shall not have been less than 0.95:1.00.

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            2. Compliance with the provisions of Section 7.11(c) of the Credit
Agreement is waived with respect to the fiscal quarter ended on September 30, 2000, provided that EBITDA for the four fiscal quarter period ending on such date shall not have been less than $11,900,000.

      III.  Miscellaneous
            -------------

            1. This Amendment shall become effective upon receipt by the Bank of
(i) counterparts of this Amendment, duly executed by the Borrower, (ii) payment by the Borrower of a $25,000 fee to the Bank, and (iii) payment of all of the Bank's expenses (including the reasonable fees and disbursements of counsel) in connection herewith.

            2. The Borrower hereby agrees (a) to execute and deliver to the Bank within thirty (30) days after the date hereof (i) an Amended and Restated Security Agreement, providing for a first priority security interest to be held by the Bank in all accounts receivable of the Borrower, and (ii) UCC-1 financing statements and such other documents as the Bank shall require in order to perfect its security interest in such accounts receivable, (b) to cooperate with the Bank or its representatives in the performance of a collateral audit, in form and substance satisfactory to the Bank, within ninety (90) days after the date hereof, and (c) to pay the costs and fees of such collateral audit, provided that the Borrower shall not be responsible for such costs and fees in excess of $10,000. Any failure of the Borrower to comply with the provisions of this paragraph shall be an Event of Default under the Credit Agreement.

            3. In order to induce the Bank to execute this Amendment, the Borrower hereby (i) certifies that, immediately after giving effect to this Amendment, all representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date hereof and that, except for the events that are waived herein, no Default or Event of Default exists under the Credit Agreement, (ii) reaffirms and admits the validity and enforceability of the Loan Documents and its obligations thereunder, and (iii) agrees and admits that it has no valid defenses to or offsets against any of its obligations under the Loan Documents as of the date hereof.

            4. In all other respects, the Credit Agreement and the other Loan Documents shall remain in full force and effect, and no waiver contained herein with respect to any certain time period or any certain Section of the Credit Agreement shall be deemed to be a waiver with respect to any other time period or any other Section of the Credit Agreement.

            5. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart containing the signature of the party to be charged.

            6. This Amendment is being delivered in and is intended to be performed in the State of New York and shall be construed and is enforceable in accordance with, and shall be governed by, the internal laws of the State of New York without regard to principles of conflict of laws.

            7. This Amendment shall be subject to such conditions and limitations as are specified herein, and the rights of the parties under the Credit Agreement and the other Loan Documents shall be otherwise unaffected.

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      IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.


                                          META GROUP, INC.


                                          By:    /s/ John A. Piontkowski
                                                 -------------------------
                                          Name:  John A. Piontkowski
                                                --------------------------
                                          Title: Chief Financial Officer
                                                --------------------------



                                          THE BANK OF NEW YORK


                                          By:   /s/ Mark J. Sicinski
                                                --------------------------
                                                Mark J. Sicinski,
                                                Vice President


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